Exhibit 4.3

GEOKINETICS INC.

Limited Waiver and Consent to Grant of Registration Rights

LIMITED WAIVER dated as of November       , 2004 (this “Waiver”), to the Registration Rights Agreement dated as of May 2, 2003 (the “2003 Registration Rights Agreement”) among Geokinetics Inc., a Delaware corporation (the “Company”), the Cash Investors, the 2003 Noteholders and GeoLease, L.P., a Delaware limited partnership (“GeoLease”) (together with their respective successors and assigns, the “Holders”).

A.                                   The Company has informed the Holders that it intends to issue and sell in a single transaction (the “Issuance”) up to 8,333 shares of Series A Senior Convertible Preferred Stock, $10.00 par value per share, for aggregate gross proceeds of up to $2,499,900, pursuant to the terms of a Securities Purchase Agreement to be dated on or before December 31, 2004, between the Company and certain investors party thereto.  In connection with the Issuance, the Company intends to enter into a Registration Rights Agreement (the “2004 Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A and to grant the registration rights set forth therein (the “2004 Registration Rights”).

B.                                     The Company has requested that the Holders agree to waive certain provisions of the 2003 Registration Rights Agreement to permit the Company to enter into the 2004 Registration Rights Agreement and grant the 2004 Registration Rights.

C.                                     The Holders are willing so to waive such provisions of the 2003 Registration Rights Agreement to permit the grant of 2004 Registration Rights contained in the 2004 Registration Rights Agreement pursuant to the terms and subject to the conditions set forth herein.

D.                                    Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the 2003 Registration Rights Agreement.

SECTION 1.  Limited Waiver.  (i) the Holders hereby waive, solely with respect to the 2004 Registration Rights, the Company’s obligations not to grant any registration rights of the type set forth in Section 1(a) of the 2003 Registration Rights Agreement to any person; and (ii) the Holders hereby consent to the execution by the Company of the 2004 Registration Rights Agreement and the grant of the 2004 Registration Rights.

SECTION 2.  Conditions Precedent.  This Waiver shall be effective on the date (the “Effective Date”) not later than December 31, 2004, the following conditions are satisfied:

1.                                       This Waiver shall have been executed and delivered by the Company and the Holders of not less than a majority of the Registrable Securities.

2.                                       The Issuance shall have been consummated.

SECTION 3.  Representations and Warranties.  The Company represents and warrants to the Holders that:

1.                                       This Waiver has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally and by general principles of equity.

SECTION 4.  2003 Registration Rights Agreement.  Except as specifically provided hereby, the 2003 Registration Rights Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.

SECTION 5.  Governing Law; Severability.  This Waiver shall be governed by and construed in accordance with the internal laws and decisions of the State of Delaware.  Whenever possible, each provision of the Waiver shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of any such waiver shall be prohibited by or invalid under the laws of any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such waiver in any other jurisdiction.

SECTION 6.  Execution in Counterparts.  This Waiver may be executed in any number of counterparts, each executed counterpart constituting an original, and in each case such counterparts shall constitute but one and the same instrument.  Delivery of an executed signature page of this Waiver by facsimile transmission shall be effective as delivery of a manually delivered counterpart hereof.

SECTION 7.  Headings.  The Section headings used herein are for convenience of reference only, are not part of this Waiver and are not to affect the construction of, or to be taken into consideration in interpreting, this Waiver.

GEOKINETICS INC.

By:
Name:
Title:

GEOLEASE PARTNERS, L.P.
By: GeoLease GP, Inc.,
Its General Partner

By:
Name:
Title:

BLACKHAWK INVESTORS II, L.L.C.
By: Blackhawk Capital Partners,
Managing Member

By:
William R. Ziegler, Partner

VALENTIS SB, L.P.
By: Valentis SB GP LLC

By:
Name:
Title:

ANS LTD.

By:
Name:
Title:

By:
Lawrence Goldstein, INDIVIDUALLY

INPUT/OUTPUT, INC.

By:
Name:
Title:

By:
David King, INDIVIDUALLY

LEVAN AMERICA S.A.

By:
Name:
Title:

By:
Paul B. Loyd, Jr., INDIVIDUALLY

By:
Paul Majane, INDIVIDUALLY

By:
Charles E. Murphy, Jr., INDIVIDUALLY

By:
Gary Ross, INDIVIDUALLY

SOMERSET CAPITAL PARTNERS

By:
William R. Ziegler, Partner

SPICEWOOD FAMILY PARTNERS

By:
Christopher M. Harte,
Its General Partner

By:
Albert Stickney, INDIVIDUALLY

By:
Susan Stickney, INDIVIDUALLY

By:
Steven A. Webster, INDIVIDUALLY

WHITTIER VENTURES, LLC

By:
Name:
Title:

By:
William R. Ziegler, INDIVIDUALLY